Exhibit 10.4
PRIDE INTERNATIONAL, INC.
ANNUAL INCENTIVE PLAN (AIP)
(Amended and Restated Effective January 1, 2008)

1.	Purpose
The success of Pride International, Inc. (the “Company”) is a result of the efforts of its key employees. In order to focus each employee’s efforts on optimizing the Company’s overall results, the Company maintains this Annual Incentive Plan (the “Plan”) to reward employees for the successful achievement of specific company, business unit, and country performance measures.

2.	Administration of the Plan
The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board of Directors”). The Committee and/or Senior Management shall designate the eligible employees, if any, to be granted awards under the Plan and the type and amount of such awards.
The Committee shall have the sole and absolute discretionary authority to interpret conclusively the provisions of the Plan, to adopt such rules and regulations for carrying out the Plan as it may deem advisable, to decide conclusively all questions of fact arising in the application of the Plan, to determine eligibility for Plan awards, and to make all other determinations necessary or advisable for the administration of the Plan; provided, however, that Senior Management shall have the same foregoing discretion and authority with respect to Plan Participants other than Senior Management. The Committee and/or Senior Management have the full discretion to adjust or terminate any Participant’s eligibility and/or award at any time, regardless of the eligibility for or the amount of an award stated elsewhere herein. The Committee and/or Senior Management also has full discretion to waive any eligibility, performance, or other criteria.
All decisions made by the Committee and/or Senior Management regarding Plan eligibility, determining who shall be granted awards under the Plan and the amount thereof, and in interpreting the Plans provisions or the determination of any award shall be final and binding upon all affected Plan Participants.

3.	Definitions
Change in Control: The term “Change in Control” shall have the same meaning for each participant as the definition for the substantially similar term contained in the Participant’s employment agreement with the Company.  Should a Participant not have an employment agreement with the Company, such term shall mean, and shall be deemed to have occurred on the date of the first to occur of any of the following:
A.	A change in control of the Company of the nature that would be required to be reported in response to item 6(e) of Schedule 14A of Regulation 14A or Item 1 of Form 8(k) promulgated under the Exchange Act as in effect on the date of this Agreement, or if neither item remains in effect, any regulations issued by the Securities and Exchange Commission pursuant to the Exchange Act which serve similar purposes;

B.	Any “person” (as such term is used in Sections 12(d) and 14(d)(2) of the Exchange Act) is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then-outstanding securities;

C.	The individuals who were members of the Board of Directors of the Company immediately prior to a meeting of the shareholders of the Company involving a contest for the election of Directors shall not constitute a majority of the Board of Directors following such election;

D.	The Company shall have merged into or consolidated with another corporation, or merged another corporation into the Company, on a basis whereby less than fifty percent (50%) of the total voting power of the surviving corporation is represented by shares held by former shareholders of the Company prior to such merger or consolidation; or

E.	The Company shall have sold, transferred or exchanged all, or substantially all, of its assets to another corporation or other entity or person.
Committee: The Compensation Committee of the Pride International Board of Directors.
Company: Pride International, Inc.
Disability: A Participant shall be considered to have terminated employment by reason of Disability if such Participant satisfies the requirement for being totally disabled under the Company’s Long Term Disability Plan. If a Participant is not enrolled in the Company’s Long Term Disability Plan, then the Participant shall be considered to have terminated by reason of Disability if the Committee determines in its sole and absolute discretion, based upon a written medical opinion unless waived by the Committee, that such Participant will be permanently incapable of performing his or her job for physical or mental reasons. A Participant not enrolled in the Company’s Long Term Disability Plan but who may be considered to have a Disability under this definition shall be provided with the Plan’s claims procedures relating to determination of a benefit hereunder due to a Disability.
Participant: Any employee eligible to participate in the Plan pursuant to Section 4.
Plan: Pride International, Inc., Annual Incentive Plan.
Plan year: The Plan year shall be January 1st through December 31st.
Retirement: A termination of employment with the Company on a voluntary basis by a person if, immediately prior to such termination of employment, the sum of the age and the number of years of continuous service of such person with the Company is equal to or greater than 65.
Salary: An employee’s actual annual base earnings during the Plan year, excluding all other forms of compensation.
Senior Management: The Chief Executive Officer, all Executive Vice Presidents and all Senior Vice Presidents, collectively.

Subsidiary: Any corporation, limited liability company or similar entity of which the Company directly or indirectly owns shares representing more than 50% of the voting power of all classes or series of equity securities of such entity, which have the right to vote generally on matters submitted to a vote of the holders of equity interests in such entity.

4.	Eligibility
All full-time, regular employees in salary grades 205 through 212 and 314 through 318, as well as all officers of the Company regardless of salary grade, are eligible for consideration of an award under the Plan, subject to the discretion of the Committee and/or Senior Management.
To be eligible for consideration of an award with respect to a Plan year, the Participant must:
A.	Be actively employed on December 31st of the Plan year and must continue to be employed through the date on which award payments for such Plan year are made. Participants not actively employed on the date on which the award payments are made will forfeit their award. The Committee and/or Senior Management will have complete discretion to override this provision based on individual circumstances surrounding a Participant’s termination or resignation of employment.

B.	Set three to five individual performance goals that are specific and measurable. Plan Participants must review these individual performance goals with their supervisor. Once the Participant’s award goals for the current Plan year have been approved by the Participant’s supervisor they must be submitted to the Corporate Human Resources (“HR”) department. Once submitted, this eligibility requirement will be considered to have been met.

C.	Complete in-person and online training, in each case approved in advance by the Chief Compliance Officer, on the Company’s Code of Business Conduct and Ethical Practices and on the Foreign Corrupt Practices Act (FCPA).
All of the eligibility criteria must be completed in full in order for the employee to be considered eligible for an award payout during any Plan year.
In the event of death, disability or retirement, the employee or estate of the former employee may receive a pro-rated payment from the Plan at the discretion of the Committee and/or Senior Management. If approved, this payment will be made no later than March 15th of the year following the date of death.

5.	Participation Effective Dates
The effective date of Plan participation will be January 1st of the Plan year, or the date of hire for all eligible new hires.
Employees promoted from an ineligible salary grade into an eligible salary grade will have an effective date equal to the date of promotion; however, no new additions to the Plan will be made after September 1st of the Plan year. Any new hires or promotions occurring on or after September 1st of the Plan year will not take effect in regards to eligibility for the Plan until the following Plan year.

Notwithstanding the foregoing, an employee who is a new hire or who is promoted from an ineligible salary grade into an eligible salary grade can enter the plan anytime if agreed upon by contract with the Company or if approved by the Committee and/or Senior Management.
Employees demoted from an eligible salary grade into an ineligible salary grade will receive a pro-rated award for the time spent in the eligible position.

6.	Award Payout
Award payouts will be made through payroll in the form of a cash payment on or before March 15th of the year immediately following the Plan year. All applicable state, federal, and local taxes will apply to award payments.
Individual goals are an important piece of the Plan and are critical in determining the level of each individual’s achievement for the Plan year. As a result, approved award payments for the prior Plan year will be held until the Plan Participant submits his/her goals for the current Plan year to HR. Once the Participant’s goals for the current Plan year have been received and approved by the applicable department head, the award payment for the prior Plan year will be distributed to the Plan Participant, which shall take place no later than March 15th of the current Plan year.
The Committee and/or Senior Management have the full discretion to adjust or terminate any Participant’s eligibility and/or award at any time, regardless of the eligibility for or the amount of an award stated elsewhere herein. Notwithstanding anything to the contrary in this Plan, if the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code (“Code”) at the time of his termination, any award payment that constitutes nonqualified deferred compensation under Section 409A of the Code shall be payable only in a lump sum and shall be delayed until the earlier to occur of (i) the Participant’s death or (ii) six months, or such earlier time as permitted under Section 409A of the Code, after the Participant has incurred a separation from service within the meaning of Section 409A(a)(2)(A)(i) of the Code. Further, in the event that any provision of this Plan would cause any compensation or benefits to the Participant to become subject to an additional tax under Section 409A of the Code, if the Committee and/or Senior Management determine a benefit is payable then such benefit shall be paid to the extent possible without adverse economic effect to the Participant.

7.	Termination
If a Participant’s employment with the Company or any Subsidiary is terminated during the Plan year for any reason, such termination shall cause the Participant to forfeit any award to be paid to such Participant under the Plan, subject to other provisions of this Plan providing otherwise.
If a Participant’s employment with the Company or any Subsidiary is terminated due to the Participant’s Retirement after the end of the Plan year but prior to the award payout, the Participant shall be entitled to receive the full calculated award payout at the time all other payments are made.
The Committee and/or Senior Management will have complete discretion to override this provision based on individual circumstances surrounding a Participant’s termination or resignation of employment.

8.	Target Bonus
“Target bonus” refers to the award payment opportunity given 100% achievement of predetermined performance measures set forth by the Committee at the beginning of the Plan year. The relative weighting assigned to each performance measure will be determined by the Committee at the beginning of the Plan year and is subject to annual review and adjustment. Notwithstanding the above, the Committee and/or Senior Management shall have full discretion to eliminate or modify a benefit hereunder at any time.
The “target bonus” opportunity is an amount equal to the Participant’s Salary, as defined herein, for the Plan year multiplied by the target bonus percentage assigned to such Participant’s salary grade level.
For each measure, a minimum threshold must be achieved before any award payout will occur. Once the threshold is attained, the minimum payout is 25% with the maximum payout being 200% of the Participants target bonus percentage. Target bonus percentages for each officer participating in the Plan shall be established annually by the Committee. Target bonus percentages for non-officers range from 5% to 40% based on salary grade, as follows:

Corporate Salary Grades		Operations Salary Grades
Grade Level	Target Award	Grade Level	Target Award
205	5%
206	10%	314	15%
207	15%	315	20%
208	20%	316	25%
209	25%	317	30%
210	30%	318	35%
211	35%
212	40%

9.	Adjustment of Target Award
In addition to potential adjustments provided for elsewhere herein, a Participant’s “target bonus” opportunity for a Plan year is subject to adjustment as set forth in this section to reflect the levels of achievement of the specific, predetermined goals for such Plan year. Any award multiplier achieved will be applied to the stated goals, pursuant to the terms of the Plan. Notwithstanding the above, the Committee and/or Senior Management have the full discretion to adjust at any time any individual employee award target and/or related payout above or below the actual Plan calculation, up to and including elimination of the employee award.
Adjustments Related to Safety
The Committee and/or Senior Management have the full discretion to adjust the safety performance measure as they determine based upon annual safety performance metrics and results.
Total Adjustments
Targets may be adjusted at the discretion of the Committee for:
•	Revenue and earning loss due to the sale of an asset

•	Gain or loss on asset sales

•	Asset impairment

•	Other adjustments

10.	Change in Control
Upon the occurrence of a Change in Control (as defined in Section 3), a Participant shall be deemed to have fully attained all performance measures. The extent to which an award shall be deemed to have been earned shall be determined by multiplying the maximum amount of the award which could have been earned assuming maximum attainment of all performance measures by a fraction, the numerator of which is the number of full calendar months in the Plan year prior to the Change in Control and the denominator of which is the total number of full calendar months in the Plan year. The product of this formula is then multiplied by the Participant’s Salary to determine the total award payout in the event of a Change in Control.
Following a Change in Control the Committee shall not adjust the performance measures or other terms specified in the Plan in effect immediately prior to the Change in Control in a manner adverse to the Participant.
If the Participant remains in the employ of the Company or one of its Subsidiaries following a Change in Control, the Participant shall be entitled, subject to the Committee’s and/or Senior Management’s discretion, to receive any additional portion of the awards hereunder which are earned during the portion of the Plan year occurring after the Change in Control.

11.	Leave of Absence
Except to the extent prohibited by the Family and Medical Leave Act of 1993 (“FMLA”), the Uniformed Services Employment and Reemployment Rights Act (“USERRA”) or any other applicable law, an employee on Company paid leave greater than 30 days but less than 90 days will receive a pro-rated award payout based on the time they were physically working for the Company, and an employee on paid or un-paid leave of absence greater than 90 days will forfeit their participation in the Plan for each applicable Plan year that the Participant is on leave.

12.	Qualified Performance-Based Awards
The Committee may designate an award under this Plan as a qualified performance award intended to comply with the requirements of Section 162(m) of the Code pursuant to Section 8(a)(vi)(B) of the Pride International, Inc. 2007 Long-Term Incentive Plan. If so designated, the maximum award to any one Participant shall not exceed $7,000,000. The Committee shall have the discretion to reduce, but not increase, an award granted under this Section 12. If Committee makes an award under this Section 12, any provisions of the Plan that are in conflict with the requirements of Section 162(m) of the Code and Section 8(a)(vi)(B) of the Pride International, Inc. 2007 Long-Term Incentive Plan shall not apply, including but not limited to Section 2 discretion to adjust awards or waive performance, Section 4 with respect to performance goals that are not objectively determinable, Section 5, Section 6 with respect to performance goals that are not objectively determinable and Committee discretion to adjust awards, Section 7 with respect to full award payouts upon Retirement and the Committee’s discretion to override forfeiture of the award based on individual circumstances, Section 8, Section 9, Section 11 and Section 13.

13.	Plan Exceptions
The Committee and/or Senior Management reserve the right under the Plan to make exceptions and determinations that include, but are not limited to, determinations of the persons to receive awards, the form, amount and timing of such awards; the terms and provisions of such awards and the agreements evidencing the same; and determinations with respect to terminations of employment.
Furthermore, at the time all other Participants are paid, one time awards approved by the Committee and/or Senior Management, subject to their sole discretion, may be granted to those employees who are not in eligible pay grades but who exhibit performance that goes beyond management expectations.

14.	Employment Rights
Nothing contained in this Plan shall (a) confer upon any Participant any right to continue in the employ of the Company, its successor or any affiliate thereof, (b) constitute any contract or agreement of employment, (c) interfere in any way with the right of the Company, its successor or any affiliate thereof to terminate a Participant’s employment at any time, with or without cause, or (d) affect in any way a Participant’s rights under any other plan or agreement with the Company, including, without limitation, any employment or severance agreement between the Participant and the Company. Furthermore, an award under the Plan shall not constitute an assurance of continued employment for any period.
Participation in any given Plan year should not be misconstrued as a guarantee of participation in subsequent Plan years. Participation is at the sole discretion of the Committee and/or Senior Management.

15.	Assignability
No award under the Plan shall be assignable or transferable by the holder thereof except by will or by the laws of descent and distribution.

16.	Employee Benefit Plans
Compensation received through this Plan shall not be taken into account when calculating the benefits under any salary-related benefit plans offered by the Company, unless the terms of those plans so provide.

17.	Miscellaneous
A.	The Company shall be under no obligation to require any successor to all or substantially all of the business and/or assets of the Company to expressly assume this Plan and all obligations of the Company hereunder.

B.	Participants and their beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company. For purposes of any payment indicated hereunder, any and all of the Company’s assets shall be, and remain, the general, unpledged unrestricted assets of the Company. The

Company’s obligations under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

C.	The Plan shall be construed, interpreted and the rights of the parties determined solely in accordance with the laws of the State of Texas without regard to the conflicts of laws principles thereof.

D.	This Plan may be amended, modified, waived or terminated at any time by action of the Committee, provided however that the benefits under this Plan payable to a Participant before the Plan is amended or terminated shall not be adversely affected.

E.	Award payments under this Plan are made from the general assets of the Company; provided, however, that following any assignment of this Plan to another entity, all payments will be made from the general assets of the assignee and the Company shall have no further liability for payments of awards after such assignment.

F.	The Plan was originally effective on January 1, 2006. This amendment and restatement of the Plan is effective as of January 1, 2008.